Exhibit 99.2

CUSIP# 678046 10 3 Amex: BQI

NEWS RELEASE

Date: September 23, 2008

Oilsands Quest announces over-subscription of previously announced bought deal private placement of Flow-Through Common Shares

Calgary, Alberta -- Oilsands Quest Inc. (Amex: BQI) announces that due to an oversubscription in its underwritten flow-through private placement announced earlier today (the "Offering") with a syndicate of underwriters on a bought deal basis, the company has agreed to issue a further 1,534,000 common shares on a flow-through basis (“Flow-Through Shares”). The Flow- Through Shares will be issued to investors at a price of CDN$3.675 (US$3.50) per share, for additional gross proceeds to Oilsands Quest of approximately CDN$5.6 million. In aggregate, this placement of 4,800,000 Flow-Through Shares will generate gross proceeds of CDN$17.6 million.

This financing is in addition to the non-brokered private placement of up to 6,642,857 Flow- Through Shares announced previously on September 22, 2008 by Oilsands Quest, priced at US$3.50 (CDN$3.675) per share, for aggregate proceeds of up to US$23.3 million (CDN$24.4 million).

The private placement announced September 22, 2008 and the Offering are expected to result in aggregate gross proceeds of US$40.3 million (CDN$42.1 million). The proceeds from the nonbrokered private placement and the Offering will be used to incur Canadian Exploration Expenses through exploration work relating to Oilsands Quest’s planned exploration programs.

The Flow-Through Shares will be issued to investors in Canada pursuant to certain exemptions from prospectus requirements. Investors in the United States should be aware that Flow- Through Shares will not be offered in the United States.

Closing of the Offering is expected to occur on or before October 3, 2008 and is subject to American Stock Exchange approval and the completion of definitive documentation.

The Flow-Through Shares issued pursuant to the private placement announced September 22, 2008 and the Offering have not been registered under the United States Securities Act of 1933, as amended (the "Securities Act") and may not be offered or sold in the United States or to U.S. persons (as such term is defined in Regulation S under the Securities Act) absent a registration statement or an applicable exemption from registration. This notice is not an offer to sell or a solicitation of an offer to buy such securities and is issued pursuant to Rule 135c under the Securities Act of 1933.

For more information:

Paul K. O’Donoghue, MBA

Vice President, Investor Relations and Corporate Planning

Oilsands Quest Inc.

Email: investorrelations@oilsandsquest.com

(403) 263-1623